LightPath Technologies, Inc. 10-Q

Exhibit 3.1.11

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF LIGHTPATH TECHNOLOGIES, INC.

The undersigned officer of LightPath Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.           The name of the Corporation is LightPath Technologies, Inc.

2.           The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is June 15, 1992 (the “Certificate of Incorporation”).

3.           The Certificate of Incorporation is hereby amended by replacing paragraph (a) of Article FOURTEENTH in its entirety with the following:

“The number of directors constituting the entire Board shall be not less than three nor more than twelve as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced as to shorten the time of any director at the time in office.”

4.           The Certificate of Incorporation is hereby amended by replacing Article ELEVENTH in its entirety with the following:

“Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the corporation (and in addition to any other vote that may be required by law, by this Certificate of Incorporation or by the By-laws), the affirmative vote of the holders of (i) at least 85% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose one class) shall be required to amend, alter, or repeal this Article ELEVENTH, any provision of Articles SEVENTH, TENTH, or THIRTEENTH of this Certificate of Incorporation, or paragraphs (b) or (c) of Article FOURTEENTH of this Certificate of Incorporation, and (ii) at least 85% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, or repeal any provision of Articles FOURTH or TWELFTH of this Certificate of Incorporation if such amendment is not approved by a majority of the members of the board of directors then in office who were directors prior to the three year period ending on the date that any person became an “interested stockholder” as defined in Section 203(c)(5) of GCL or who were recommended for election or elected to succeed such directors by a majority of such directors.”

5.       This Certificate of Amendment has been duly adopted in accordance with Section 242 of the DGCL, including approval by the stockholders of the Corporation upon notice in accordance with Section 222 of the DGCL, at the Annual Meeting of Stockholders of the Corporation convened on January 28, 2016 and then immediately adjourned and subsequently reconvened on February 25, 2016.

IN WITNESS WHEREOF, LightPath Technologies, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of March 1st, 2016.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor
J. James Gaynor, President and Chief Executive Officer